Filed Pursuant to Rule 433

Registration No. 333-255899 and 333-255899-04

$1.25bn Nissan Auto Receivables 2023-A Owner Trust (NAROT)

Joint Leads: Mizuho (str), Citi, Lloyds, Wells

Co-Mgrs: BofA, MUFG, Soc Gen, US Bank

CLS	$AMT(MM)	WAL	M/F **	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX
============================================================================================================
A-1	300.000	0.28	P-1/F1+	11/23	5/15/24	ICRV	+27	5.424	5.424	100.00000
A-2A	227.500	1.04	Aaa/AAA	11/24	2/17/26	ICRV	+65	5.400	5.34	99.99999
A-2B	225.000	1.04	Aaa/AAA	11/24	2/17/26	SOFR30A	+65			100.00000
A-3	402.500	2.28	Aaa/AAA	7/26	11/15/27	ICRV	+85	4.969	4.91	99.98233
A-4	95.000	3.55	Aaa/AAA	3/27	6/17/30	ICRV	+105	4.900	4.85	99.99786

============================================================================================================

** Expected ratings

Transaction Details:

* Ticker: NAROT 2023-A

* Offered Size: $1.25bn

* Format: Public/SEC Registered

* Pricing speed: 1.30% ABS to 5% Call

* Expected Ratings: Moody’s/Fitch

* ERISA Eligible: Yes

* US RR: Yes, EU RR: No

* Min denoms: $1k x $1k

* Expected Settlement: April 26, 2023

* First Payment Date: May 15, 2023

* Bill and Deliver: Mizuho

Available Information:

* Preliminary Prospectus (Attached)

* Roadshow: www.dealroadshow.com

Passcode: NAROT23A

* Intex CDI File (Attached)

Intex Dealname:mznarot23a_base

Password:XYJA

—Company is available for conference calls upon request—

CUSIPS:

A1 65480W AA9

A2A 65480W AB7

A2B 65480W AC5

A3 65480W AD3

A4 65480W AE1

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The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Toll Free: 866-271-7403